EXHIBIT 2(a)


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                              PURCHASE AGREEMENT

                                 by and among

                      Hallmark Financial Services, Inc.,

                        Millers American Group, Inc.,

                                     and

                            Trilogy Holdings, Inc.


                         dated as of December 6, 2002

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                This Agreement is subject to arbitration under
                  the rules and regulations of the American
                     Arbitration Association as provided
                             in Article X hereof.

                              TABLE OF CONTENTS

                                                                      Page
                                                                      ----

 ARTICLE I. TERMS OF THE PURCHASE AND SALE........................      1
      Section 1.1  Sale of Shares ................................      1
      Section 1.2  Purchase Price ................................      1
      Section 1.3  Effective Date of Sale ........................      1

 ARTICLE II. CLOSING..............................................      2
      Section 2.1  Closing .......................................      2
      Section 2.2  Deliveries by the Sellers .....................      2
      Section 2.3  Deliveries by Purchaser .......................      3
      Section 2.4  Simultaneous Deliveries .......................      3
      Section 2.5  Sales and Transfer Taxes ......................      3

 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS...........      3
      Section 3.1  Seller Organization; Good Standing ............      3
      Section 3.2  Title to Shares ...............................      3
      Section 3.3  Power and Authority ...........................      4
      Section 3.4  Authorization, Execution and Validity .........      4
      Section 3.5  No Conflict; Consents .........................      4
      Section 3.6  Company Organization; Good Standing; Delivery
                   of Charter Documents ..........................      4
      Section 3.7  Power and Authority ...........................      4
      Section 3.8  Authorization, Execution and Validity .........      4
      Section 3.9  No Conflict; Consents .........................      4
      Section 3.10 Capitalization ................................      5
      Section 3.11 No Undisclosed Liabilities ....................      5
      Section 3.12 Sufficiency and Condition of and Title to the
                   Company Assets.................................      5
      Section 3.13 Personal Property. ............................      5
      Section 3.14 Compliance with Laws ..........................      6
      Section 3.15 Insurance .....................................      6
      Section 3.16 Contracts .....................................      6
      Section 3.17 Litigation; Orders ............................      7
      Section 3.18 Permits .......................................      7
      Section 3.19 Intangible Assets. ............................      7
      Section 3.20 Employees. ....................................      7
      Section 3.21 Employee Benefits. ............................      8
      Section 3.22 Taxes. ........................................      9
      Section 3.23 Bank Accounts; Powers of Attorney .............     10
      Section 3.24 Affiliated Transactions .......................     10
      Section 3.25 Books and Records .............................     10
      Section 3.26 Full Disclosure ...............................     10
      Section 3.27 Brokers .......................................     10
      Section 3.28 Absence of Sensitive Payment ..................     10
      Section 3.29 Liabilities ...................................     11
      Section 3.30 Real Property .................................     11
      Section 3.31 Reinsurance Transactions ......................     11

 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER..........     11
      Section 4.1  Organization; Good Standing ...................     11
      Section 4.2  Power and Authority ...........................     12
      Section 4.3  Authorization; Execution and Validity .........     12
      Section 4.4  No Conflict; Purchaser Consents ...............     12
      Section 4.5  Full Disclosure ...............................     12
      Section 4.6  Brokers .......................................     12

 ARTICLE V. COVENANTS OF SELLERS..................................     12
      Section 5.1  Cooperation of the Sellers ....................     12
      Section 5.2  Pre-Closing Access to Information .............     12
      Section 5.3  Conduct of Business ...........................     13
      Section 5.4  Supplements to Schedules ......................     13
      Section 5.5  Standstill ....................................     13
      Section 5.6  Discharge of Encumbrances .....................     13
      Section 5.7  Non-Disclosure; Non-Competition;
                   Non-Solicitation...............................     14

 ARTICLE VI. COVENANTS OF PURCHASER...............................     15
      Section 6.1  Cooperation by Purchaser ......................     15

 ARTICLE VII. MUTUAL COVENANTS....................................     15
      Section 7.1  Governmental Consents .........................     15
      Section 7.2  Consents to Assign Leases and Contracts. ......     15
      Section 7.3  Permits. ......................................     16
      Section 7.4  Books and Records. ............................     16
      Section 7.5  Further Assurances ............................     17
      Section 7.6  Supplemental Document and Consents ............     17
      Section 7.7  Tax Matters. ..................................     17
      Section 7.8  Employee Matters. .............................     19

 ARTICLE VIII. CONDITIONS PRECEDENT TO CLOSING....................     19
      Section 8.1  Conditions Precedent to Purchaser's Obligations     19
      Section 8.2  Conditions Precedent to the Sellers'
                   Obligations....................................     20
      Section 8.3  If Conditions Not Satisfied ...................     21

 ARTICLE IX. TERMINATION PRIOR TO CLOSING.........................     21
      Section 9.1  Termination of Agreement ......................     21
      Section 9.2  Procedure Upon Termination ....................     21

 ARTICLE X. ARBITRATION AND EQUITABLE REMEDIES....................     22
      Section 10.1  Settlement Meeting ...........................     22
      Section 10.2  Arbitration Proceedings ......................     22
      Section 10.3  Place of Arbitration .........................     22
      Section 10.4  Discovery ....................................     23
      Section 10.5  Equitable Remedies ...........................     23
      Section 10.6  Exclusive Jurisdiction .......................     23
      Section 10.7  Judgments ....................................     23
      Section 10.8  Expenses .....................................     23
      Section 10.9  Cost of the Arbitration ......................     23
      Section 10.10 Exclusivity of Remedies ......................     23

 ARTICLE XI. MISCELLANEOUS........................................     23
      Section 11.1  Amendment ....................................     23
      Section 11.2  Counterparts .................................     24
      Section 11.3  Entire Agreement .............................     24
      Section 11.4  Expenses .....................................     24
      Section 11.5  Governing Law ................................     24
      Section 11.6  Consent to Service of Process ................     24
      Section 11.7  No Assignment ................................     24
      Section 11.8  No Third Party Beneficiaries .................     25
      Section 11.9  Notices ......................................     25
      Section 11.10 Public Announcements..........................     25
      Section 11.11 Representation by Legal Counsel...............     25
      Section 11.12 Schedules.....................................     25
      Section 11.13 Severability..................................     26
      Section 11.14 Specific Performance..........................     26
      Section 11.15 Successors....................................     26
      Section 11.16 Time of the Essence...........................     26
      Section 11.17 Waiver........................................     26

 SCHEDULES
      Schedule 3.9      Consents
      Schedule 3.10     Capitalization
      Schedule 3.13(a)  Owned Personal Property
      Schedule 3.13(b)  Leased Personal Property
      Schedule 3.15     Insurance
      Schedule 3.16     Contracts
      Schedule 3.17     Litigation; Orders
      Schedule 3.18     Permits
      Schedule 3.19(a)  Owned Intangible Assets
      Schedule 3.19(b)  Licensed Intangible Assets
      Schedule 3.20(a)  Employees
      Schedule 3.20(b)  Employment Agreements
      Schedule 3.21(a)  Identification of Seller Plans
      Schedule 3.21(d)  Welfare Plan Exceptions
      Schedule 3.21(e)  Employee Benefit Plan Consequences
      Schedule 3.22(c)  Taxes
      Schedule 3.23     Bank Accounts; Powers of Attorney
      Schedule 3.24     Affiliated Transactions
      Schedule 3.29     Liabilities
      Schedule 3.30     Leased Real Property
      Schedule 3.31(a)  Reinsured Business Agreements and Arrangements
      Schedule 3.31(b)  Ceded Business Agreements and Arrangements
      Schedule 3.31(c)  Terminated Reinsured Business and Ceded
                        Business Agreements and Arrangements
      Schedule 3.31(d)  Continuing Reinsured Business and Ceded
                        Business Agreements and Arrangements
      Schedule 7.2(b)   Pre-Closing; Required Consents
      Schedule 7.3(b)   Pre-Closing; Required Permits
      Schedule 7.8(a)   Assumed Plans

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                              PURCHASE AGREEMENT


      THIS PURCHASE AGREEMENT (this "Agreement"), dated as of December 6, 2002 (the "Signing Date"), is made by and among Hallmark Financial Services, Inc., a Nevada corporation ("Purchaser"), Millers American Group, Inc., a Texas corporation ("MAG"), and Trilogy Holdings, Inc., a Nevada corporation ("Trilogy", and together with MAG, the "Sellers").


                            PRELIMINARY STATEMENTS

      A. Trilogy owns all of the issued and outstanding shares of the common stock (the "Common Stock") of Phoenix Indemnity Insurance Company, an Arizona insurance company (the "Company"), which shares constitute all of the issued and outstanding securities of the Company.

      B. Purchaser, the Company and the Sellers are sometimes collectively referred to as the "Parties," and individually referred to as a "Party."

      C. Trilogy desires to sell, and Purchaser desires to purchase, all of Trilogy's shares of the Common Stock on the terms and subject to the conditions set forth in this Agreement.

      D. Capitalized terms used in this Agreement are defined or indexed in Appendix A for the convenience of the reader and in order to eliminate the need for cross-references. Appendix A is incorporated herein by this reference.


                            STATEMENT OF AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                  ARTICLE I.
                        TERMS OF THE PURCHASE AND SALE

      Section 1.1 Sale of Shares. Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement, at the Closing Trilogy shall sell and assign to Purchaser, and Purchaser shall purchase and acquire from Trilogy, 500,000 shares of Common Stock (the "Shares") free and clear of all Encumbrances, other than Permitted Encumbrances, for the Purchase Price set forth in Purchase Price hereof.

      Section 1.2 Purchase Price. The total consideration paid by Purchaser for the Shares shall be $7,000,000 (the "Purchase Price"). On the Closing Date (as defined below), as payment in full for the Shares, the outstanding principal amount due under that certain Amended and Restated Note, dated November 1, 2002, by MAG in favor of Purchaser (the "Note") on such date shall be decreased by the Purchase Price.

      Section 1.3    Effective Date of Sale.   The parties hereto agree  that
 the effective date for the sale of the Shares shall be January 1, 2003 (the "Effective Date").


                                 ARTICLE II.
                                   CLOSING

      Section 2.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201 on the first business day following the date on which all of the conditions set forth in Article VIII, to the extent not waived, are satisfied. The Closing may be postponed to such other date as the Parties may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

      Section 2.2 Deliveries by the Sellers. At the Closing, the Sellers or each Seller, as the case may be, shall deliver the following:

           (a) the closing certificates referred to in Closing Certificate. An executive officer of each Seller shall have delivered to Purchaser a certificate confirming (i) the satisfaction of the conditions set forth in Sections of and Warranties. representations and warranties made by each Seller in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date., of Covenants. The Company and each Seller shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by such party prior to or at the Closing. and Material Adverse Change. The Company has not undergone any Material Adverse Change since the Signing Date. and (ii) the continuing force and effect of the Required Consents and Required Permits.;

           (b)  a  certificate  or   certificates  representing  the   Shares
 endorsed in blank or together with duly executed stock transfer powers in favor of Purchaser dated the Effective Date;

           (c) a certificate dated within ten business days of the Closing from the Secretary of State of such Seller's jurisdiction of formation (or other proper state official) certifying as to the Seller's good standing in such state;

           (d) a certificate executed by the secretary or an assistant secretary of such Seller certifying as to (i) the resolutions in which such Seller's board of directors approved this Agreement and the transactions contemplated hereby, and (ii) the incumbency of such Seller's officers who execute any documents on behalf of such Seller in connection with this Agreement;

           (e) the recorded Charter Document of the Company, recently certified by the Secretary of State (or other proper state official) of the State of Arizona;

           (f) a certificate of existence and good standing (or the functional equivalents) for the Company dated within ten business days of the Closing Date issued by the Secretary of State (or other proper state official) of the State of Arizona;

           (g)  all Books and Records of the Company;

           (h) executed counterparts of all Required Consents and Required Permits;

           (i) a cross-receipt evidencing the delivery of the Shares and the reduction in the outstanding principal amount due under the Note by the Purchase Price;

           (j)  the document  referred to  in .   (a)   At  or prior  to  the
 Closing, the applicable Parties shall execute the following document (the "Supplemental Document"):, executed by both of the Sellers;

           (k) each of the consents referred to in Prior to the Closing, the Sellers shall obtain the following consents from the following Parties:; and

           (l) all other previously undelivered documents, instruments and writings required to be delivered by each Seller and the Company to Purchaser at or prior to the Closing pursuant to this Agreement and such other documents, instruments and certificates as Purchaser may reasonably request in connection with the transactions contemplated by this Agreement.

      Section 2.3    Deliveries by  Purchaser.   At  the  Closing,  Purchaser
 shall deliver, or cause to be delivered, to the Sellers the following:

           (a) the closing and secretary's certificates referred to in Sections 0 and Certificate. Purchaser shall have delivered to the Company and each Seller a certificate executed by the secretary or an assistant secretary of Purchaser certifying as to (i) the resolutions in which Purchaser's board of directors approved this Agreement and the transactions contemplated hereby, and (ii) the incumbency of Purchaser's officers who execute any documents on behalf of Purchaser in connection with this Agreement.;

           (b) a cross-receipt evidencing the delivery of the Shares and the reduction in the outstanding principal amount due under the Note by the Purchase Price; and

           (c) all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to the Sellers at or prior to the Closing pursuant to this Agreement and such other documents, instruments and certificates as the Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

      Section 2.4 Simultaneous Deliveries. The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until each Party has received, or waived receipt of, all the documents that this Agreement entitles such Party to receive.

      Section 2.5 Sales and Transfer Taxes. Any Taxes and any transfer, recording or similar fees and charges arising out of or in connection with the transactions contemplated by this Agreement shall be borne by the Sellers. The Sellers and Purchaser will cooperate to obtain all available exemptions from the foregoing Taxes.


                                 ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each Seller, jointly and severally, hereby represents and warrants to Purchaser that the statements made in this Article III are true, correct and complete.

      Section 3.1 Seller Organization; Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which such Seller is incorporated. Each Seller is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of such Seller's business makes such qualification or licensing necessary.

      Section 3.2 Title to Shares. Trilogy is the record and beneficial owner of the Shares, free and clear of all Encumbrances, other than Permitted Encumbrances. At the Closing, Trilogy will transfer to Purchaser its entire right, title and interest in and to the Shares free and clear of all Encumbrances, other than Permitted Encumbrances.

      Section 3.3 Power and Authority. Each Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all of the Transaction Documents to which such Seller is a party.

      Section 3.4 Authorization, Execution and Validity. Each of the Transaction Documents, when executed by each Seller and delivered to Purchaser, will be duly authorized (where appropriate), executed and delivered, and will constitute a valid, legal and binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

      Section 3.5 No Conflict; Consents. The execution, delivery and performance by each Seller of each Transaction Document will not (a) violate any Law, (b) violate any Charter Document of such Seller (if applicable),
 (c) violate any Order to which such Seller is a party or by which such Seller or its assets is bound, (d) result in the creation of any Encumbrance on any of the Shares, or (e) require any Consent from any Person that will not be obtained and delivered on or before the Closing Date.

      Section 3.6 Company Organization; Good Standing; Delivery of Charter Documents. The Company is a property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Arizona. The Company is duly qualified or licensed as a foreign insurance company in each jurisdiction in which the nature of the Company's business makes qualification or licensing necessary. Prior to the Signing Date, the Company has delivered, or caused to be delivered, to Purchaser true and complete copies of the Charter Documents of the Company as in effect on the Signing Date.

      Section 3.7 Power and Authority. The Company has all requisite corporate power and authority necessary to execute and deliver any Transaction Document to which the Company is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Company has all the requisite corporate power and authority necessary to own, operate and lease its assets and to carry on its business as and where conducted.

      Section 3.8 Authorization, Execution and Validity. Each of the Transaction Documents to which the Company is a party, when executed by the Company and delivered to Purchaser, will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

      Section 3.9 No Conflict; Consents. The execution, delivery and performance by the Company of each Transaction Document to which the Company is a party will not (a) violate any Law, (b) violate any Charter Document of the Company, (c) violate any Order to which the Company is a party or by which the Company or its assets is bound, (d) breach any Material Contract,
 (e) result in the creation of any Encumbrance on any assets of the Company, other than Permitted Encumbrances, or (f) require any Consent from any Person, except as set forth on Schedule 3.9.

      Section 3.10 Capitalization. Schedule 3.10 lists the total number of authorized, issued and outstanding shares of capital stock of the Company. All the shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no issued and outstanding shares of capital stock of the Company other than such shares. There is no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement (each, a "Subscription Right") obligating the Company to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. None of the Shares were issued or will be transferred pursuant to this Agreement in violation of any preemptive or preferential rights or rights of first refusal of any Person. The Company has no subsidiaries and owns no shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

      Section 3.11   No Undisclosed Liabilities.  To the Sellers'  knowledge,
 (i) none of the assets or the business of the Company is subject to any Claim of any nature, absolute or contingent, except for the Claims described on Schedule 3.17, and (ii) no events have occurred or circumstances exist that could give rise to any future Claim that could have a Material Adverse Effect on the assets or the business of the Company.

      Section 3.12   Sufficiency and Condition  of and Title  to the  Company
 Assets.

           (a) Sufficiency of the Company Assets. The assets reflected on the Books and Records of the Company (collectively, the "Company Assets") constitute all the assets, properties, licenses and other arrangements which are presently being used or are reasonably related to the business of the Company, and are sufficient to operate such business in a manner consistent with past practice and historic capacity.

           (b) Condition of the Company Assets. Each of the Company Assets complies with Law and is in good and normal operating condition and repair, structurally sound with no known defects (ordinary wear and tear excepted), and suitable for its intended use.

           (c) Title to the Company Assets. At the Closing, the Company will hold good, valid and indefeasible title to, or a valid leasehold interest in, each of the Company Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

           (d) No Transfers. During the six month period preceding the Closing Date, the Company has not transferred any Company Assets to a Seller or affiliate of any Seller and the Company has not made any distribution of cash to any Seller or affiliate of any Seller.

      Section 3.13   Personal Property.

           (a) Owned Personal Property. Schedule 3.13(a) lists, as of the Signing Date, all of the personal property (including all machinery, equipment, vehicles, structures, fixtures and furniture) owned by the Company and used in the business of the Company, located on its premises or acquired after the date thereof.

           (b) Leased Personal Property. Schedule 3.13(b) lists, as of the Signing Date, all the leases of personal property to which the Company is a party. All of the leases on Schedule 3.13(b) and any leases of personal property entered into after the Signing Date in accordance with Conduct of Business (collectively, the "Personal Property Leases") are or when entered into will be, as applicable, valid, binding and in full force and effect. Neither the Company nor, to the Sellers' Knowledge, any other Person is in default under any Personal Property Lease, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any other Person. True and complete copies of all the Personal Property Leases, and any amendments thereto, have been provided to Purchaser prior to the Signing Date.

      Section 3.14 Compliance with Laws. The Company has complied with all Laws in the conduct of its business. The Company has not received any notice from any Governmental Authority or other Person asserting that the Company has violated any Law. No events have occurred or, to Sellers' Knowledge, circumstances exist that could cause the Company to violate any Law in the future.

      Section 3.15 Insurance. Schedule 3.15 lists, as of the Signing Date, all insurance policies which insure the business of the Company or any of the assets of the Company against loss (collectively, the "Insurance Policies"), including each insurer's name, coverage deductible and limit, expiration date and current premium. Each Insurance Policy is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy, other than any policy that will be replaced or is intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage from an insurer that is financially sound and reputable. The Insurance Policies provide the Company with adequate insurance coverage against the risks involved in the conduct of the business of the Company and ownership of the assets of the Company. The coverage provided by the Insurance Policies will not in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated by this Agreement. True and complete copies of all Insurance Policies have been provided to Purchaser.

      Section 3.16 Contracts. Schedule 3.16 lists, as of the Signing Date, all the contracts relating to the business and assets of the Company or by which any of the assets of the Company is bound, pursuant to which the obligations of any party thereto are, or are contemplated to be, with respect to any such contract (a) in excess of $10,000 during any twelve month period during the term thereof, (b) not terminable prior to 90 days after the Signing Date, or (c) otherwise material to the business of the Company. All of the contracts listed on Schedule 3.16 and any contracts entered into after the Signing Date in accordance with Conduct of Business (collectively, the "Material Contracts") are or when entered into will be, as applicable, valid and binding and in full force and effect, subject to Laws Affecting Creditors' Rights. Neither the Company nor, to the Sellers' Knowledge, any other Person is in default under any Material Contract, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any other Person. Other than the Material Contracts, the Company is not a party to any contract which (x) requires the Consent of any Person in order to consummate the transactions contemplated by this Agreement, (y) is in excess of the normal, ordinary and usual requirements of the business of the Company, or (z) is excessive in price or quantity. True and complete copies of all the Material Contracts have been provided to Purchaser.

      Section 3.17 Litigation; Orders. Schedule 3.17 lists and describes all Actions pending, or to the Sellers' Knowledge, threatened against or affecting the Company, its business or any of its assets as of the Signing Date. There is no other Action pending or, to the Sellers' Knowledge, threatened in writing affecting the Company, its business or any of its assets which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to any Order. True and complete copies of all material pleadings in the Actions listed on Schedule 3.17 have been provided to Purchaser.

      Section 3.18 Permits. Schedule 3.18 lists all the Permits related to the assets of the Company or operation of the business of the Company, and indicates those Permits for which the Consent of any Person is required to assign such Permit. The Company has obtained, maintains in effect, and complies with the terms and conditions of all Permits required by Law. There is no Action pending or, to the Sellers' Knowledge, threatened in writing to revoke or limit any Permit listed on Schedule 3.18.

      Section 3.19   Intangible Assets.

           (a) Owned Intangible Assets. Schedule 3.19(a) lists all the Intangible Assets owned by the Company as of the Signing Date. With respect to the Intangible Assets listed on Schedule 3.19(a) and all the Intangible Assets obtained or developed prior to the Closing, (i) the Company owns all right, title and interest in and to such Intangible Assets free and clear of all Encumbrances, (ii) the Company has not sold, transferred, licensed, sub-licensed or conveyed any interest in any of such Intangible Assets, and
 (iii) to Sellers' Knowledge, no Person has infringed upon or misappropriated any of such Intangible Assets.

           (b) Licensed Intangible Assets. Schedule 3.19(b) lists all licenses and contracts related to any Intangible Asset used by the Company as of the Signing Date. Each license or contract listed on Schedule 3.19(b) and each license or contract related to an Intangible Asset which is entered into after the Signing Date in accordance with Conduct of Business is valid, binding and in full force and effect. The Company has not infringed upon or misappropriated any Intangible Asset owned by another Person.

      Section 3.20   Employees.

           (a) Employees. Schedule 3.20(a) lists the name, job title, date of employment and current annual compensation (salary, bonus and participation in any non-qualified deferred or incentive compensation arrangement) for each employee of the Company employed as of the Signing Date (collectively, the "Employees"). All Employees are either United States citizens or otherwise authorized to engage in employment in the United States in accordance with all Laws. All sums due for Employee compensation and benefits and all vacation time owing to any Employee (including all persons whose employment by the Company was terminated prior to the Signing Date) have been duly and adequately accrued on the accounting Books and Records of the Company.

           (b) Contracts. Except as set forth on Schedule 3.20(b), the Company is not a party to (i) any contract for employment between the Company and an Employee of the Company that cannot be terminated at will without cost, or (ii) any collective bargaining agreement or other contract to or with any labor union, Employee representative or group of Employees. The Company's employment of each of its Employees is terminable at will without any penalty or severance obligation of any kind on the part of the Company.

           (c) Compliance with Labor Laws. The Company has complied and is presently complying with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice.

      Section 3.21   Employee Benefits.

           (a) Identification of Seller Plans. Schedule 3.21(a) sets forth a list of all Employee Benefit Plans which provide compensation or benefits to employees, officers, directors or consultants of the Company, including, without limitation, all Employee Benefit Plans and all employment or executive compensation agreements (collectively, the "Seller Plans"). The Sellers have delivered to Purchaser true and complete copies of: (i) each of the Seller Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Seller Plans, (iii) the three most recent annual reports for each of the Seller Plans, (iv) the most recent IRS determination letter for each Seller Plan which is intended to constitute a qualified plan under
 Section 401 of the Code, and (v) financial statements for each funded Seller Plan. Notwithstanding any statement or indication in this Agreement to the contrary, except as disclosed in Schedule 3.21(a), there are no Seller Plans which the Sellers or Purchaser will not be able to terminate (or in which the Sellers or Purchaser will not be able to terminate the participation of their employees) immediately after the Closing in accordance with their terms and ERISA, and without incurring any expenses (including, but not limited to, loads or termination charges imposed with respect to insurance policies or mutual funds used to fund such Seller Plans), other than administrative expenses in connection with such termination and benefits accrued as of the date of such termination.

           (b) Compliance with Applicable Laws. All Seller Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state Law (including, without limitation, state insurance Law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither Sellers, nor any member of the same controlled group of businesses as Sellers within the meaning of Section 4001(a)(14) of ERISA (an "ERISA
 Affiliate") has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Seller Plan. Other than routine claims for benefits under the Seller Plans, there are no pending, or, to the best knowledge of the Sellers, threatened investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Seller Plans or the fiduciaries, administrators, or trustees of any of the Seller Plans or Sellers or any ERISA Affiliate of either as the employer or sponsor under any Seller Plan, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Seller Plan or any other Person whomsoever. The Sellers have no knowledge of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

           (c) Pension Benefit Plans. Neither Sellers nor any ERISA Affiliate is or ever was a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code (other than the Cash Balance Plan), or any "multiemployer plan," within the meaning of Section 3(37) of ERISA. Each of the Seller Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS, and has been operated substantially in accordance with its terms and with the provisions of the Code.

           (d) Welfare Benefit Plans. Each Seller Plan which is required to comply with the provisions of Part 6 of Title I of ERISA, Section 601 et seq., and Code  Section 4980B and  the provisions of  Part 7 of  Title I  of
 ERISA, Section 701 et seq., and Code Section 4980D has complied in all material respects. Except as required by such Sections of the Code, no Seller Plan which is a Welfare Benefit Plan provides for post-employment benefits other than the Seller Plans listed on Schedule 3.21(d).

           (e) Effect of Consummation. Except as set forth on Schedule 3.21(e), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or any other individual to a bonus, severance pay, unemployment compensation or similar payment by the Company, (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) in any way result in any liability of the Company with respect to any Employee Benefit Plan of any Person other than any adjustments related to the ongoing funding obligations under the Cash Balance Plan. None of Sellers or the Company is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company, Sellers or to any other Person as a result of the consummation of the transactions contemplated herein.

      Section 3.22   Taxes.

           (a) Tax Returns. All Tax returns (including amended returns and claims for refund), reports, and declarations of estimated Tax (collectively, "Returns") which were required to be filed by the Company with any Governmental Authority have been timely filed. All Returns are true and correct and accurately reflect the Tax liabilities of the Company. All Taxes shown to be due pursuant to such Returns have been paid.

           (b) Statute of Limitations and Tax Actions. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or, to the Sellers' Knowledge, threatened Claims, assessments, notices, proposals to assess, deficiencies or audits with respect to Taxes.

           (c) Miscellaneous Tax Representations. Proper and accurate amounts have been withheld and remitted by the Company from and with respect to all Persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all Laws. Neither the Company nor, to the Sellers' Knowledge, any other corporation has filed an election under Section 341(f) of the Code that is applicable to the Company or any of the assets of the Company. Except as listed on
 Schedule 3.22(c), the Company is not a party to any tax sharing agreement. There is no contract, plan or arrangement covering any Person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by the Company by reason of Section 162(m) or
 Section 280G of the Code. The Company is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Except as listed on
 Schedule 3.22(c), the Company has never been a member of any group that filed a consolidated federal income tax return.

      Section 3.23 Bank Accounts; Powers of Attorney. Schedule 3.23 lists the names of (a) each bank, trust company and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations (the "Bank Accounts"), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and
 (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company in any matter concerning the business of the Company. Each of the Bank Accounts has a positive cash balance. No proxies, powers of attorney or other like instruments are irrevocable.

      Section 3.24   Affiliated  Transactions.    Except  as  set  forth   on
 Schedule 3.24, there are no outstanding loans or other transactions between the Company and any officer, director, shareholder or affiliate of the Company or any spouse or child of any such person. No officer, director, shareholder or affiliate of the Company nor any spouse or child of any such person owns or has any interest in, directly or indirectly, any real or personal property owned by or leased to the Company.

      Section 3.25 Books and Records. The Books and Records of the Company, all of which have been made available to Purchaser prior to the Signing Date, are true, correct and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

      Section 3.26 Full Disclosure. No representation or warranty of any Seller made in this Agreement, nor any written statement furnished to
 Purchaser  pursuant   hereto  or   in  connection   with  the   transactions
 contemplated hereby, contains or will contain any untrue statement of a material fact which affects the business or financial condition of the Company, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

      Section 3.27 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of any Seller or the Company.

      Section 3.28 Absence of Sensitive Payment. The Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company were or would be a violation of applicable law.

      Section 3.29 Liabilities. The Liabilities of the Company set forth in Schedule 3.29 are the only Liabilities of the Company as of the Signing Date. None of the Liabilities set forth on Schedule 3.29 resulted from or relate to any breach of contract, breach of warranty, tort, infringement, or breach of any Law, or arose out of any Action or Order.

      Section 3.30   Real Property.

           (a)  Schedule 3.30 contains  a complete and  accurate list of  all
 real property leased  by the  Company (the  "Company Real  Property").   The
 Company does not own any real property.

           (b) Except as set forth in Schedule 3.30, there are no existing leases, subleases, tenancies, licenses, contracts or other agreements relating to the Company Real Property to which the Company is a party (the "Leases"). The Company has delivered to Purchaser true and complete copies of all of the Leases involving the Company Real Property.

           (c) Each of the Leases involving the Company Real Property is valid and binding, and neither the Company, nor to the best knowledge of the Sellers and the Company, any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute an event of default thereunder by the Company or, to the best knowledge of the Sellers or the Company, any other party thereto and the Company has not received notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

      Section 3.31 Reinsurance Transactions. Schedule 3.31(a) lists each reinsurance agreement or arrangement pursuant to which the Company reinsures business (collectively, the "Reinsured Business") written by another company. Schedule 3.31(b) lists each reinsurance agreement or arrangement pursuant to which the Company cedes business written by the Company to any reinsurer (the "Ceded Business"). The Company is not a party to any reinsurance agreement or fronting arrangement not listed on Schedule 3.31(a) or 3.31(b). The Sellers have provided to Purchaser all reinsurance or fronting agreements relating to the Reinsured Business and the Ceded Business and all schedules, reconciliations and other records relating to the Reinsured Business and the Ceded Business, including, but not limited to, all information documenting the type of Reinsured Business and the Ceded Business, character of premiums, cash flow losses and underwriting results. Neither the Company nor any party to any reinsurance agreement listed on
 Schedule 3.31(a) or 3.31(b) is in default or violation of such reinsurance agreement. Schedule 3.31(c) lists each reinsurance agreement that will be terminated by the Company without cost or penalty on or before the Closing Date. Schedule 3.31(d) lists each new or surviving reinsurance agreement to be effective on and after the Closing Date.


                                 ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Sellers that the statements set forth in this Article IV are correct and complete.

      Section 4.1 Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser is duly qualified as a foreign corporation in the State of Texas.

      Section 4.2 Power and Authority. Purchaser has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all of the Transaction Documents to which Purchaser is a party.

      Section 4.3 Authorization; Execution and Validity. Each of the Transaction Documents, when executed and delivered by Purchaser, will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

      Section 4.4 No Conflict; Purchaser Consents. The execution, delivery and performance by Purchaser of each Transaction Document to which it is a party will not (a) violate any Law, (b) violate any Charter Document of Purchaser, (c) violate any Order to which Purchaser is a party or by which Purchaser or its assets is bound, or (d) require any Consent from any Person.

      Section 4.5 Full Disclosure. No representation or warranty of Purchaser made in this Agreement, nor any written statement furnished to the Sellers pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact which affects the business or financial condition of Purchaser, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

      Section 4.6 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Purchaser.


                                  ARTICLE V.
                             COVENANTS OF SELLERS

      Section 5.1 Cooperation of the Sellers. From the Signing Date through the Closing Date, each Seller shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with Purchaser in connection with the foregoing, including using reasonable efforts to obtain all of the Consents, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Conditions Precedent to Purchaser's Obligations, the satisfaction of which is in the reasonable control of the Company or such Seller, to be satisfied on or prior to Closing.

      Section 5.2 Pre-Closing Access to Information. From the Signing Date through the Closing Date, each Seller shall afford to Purchaser and its Representatives access to the properties and the Books and Records of the Company.

      Section 5.3 Conduct of Business. From the Signing Date through the Closing Date, each Seller shall cause the Company to use all reasonable efforts to (i) preserve substantially the relationships with its Representatives, suppliers and customers, (ii) perform its obligations under all contracts, leases and Permits in all material respects, (iii) comply with all Laws, (iv) confer with Purchaser regarding operational matters of a material nature, (v) report periodically to Purchaser regarding the status of its business and the results of its operations, and (vi) conduct its business in the ordinary course and consistent with past practices. Notwithstanding anything to the contrary in this Agreement, from the Signing Date through the Closing Date, without Purchaser's prior written consent, the Company shall not enter into any Personal Property Lease, Material Contract or other agreement pursuant to which, when aggregated with all other such agreements entered into after the Signing Date and prior to the Closing Date, the obligations of the Company are, or are contemplated to be, in excess of $5,000 during any twelve month period during the term of such agreement.

      Section 5.4 Supplements to Schedules. If, between the Signing Date and the Closing Date, any Seller becomes aware that any of its representations and warranties in this Agreement or the schedules to this Agreement was inaccurate when made or if during such period any event occurs or condition changes that causes any of such representations and warranties to be inaccurate, then such Party shall notify Purchaser thereof in writing and supplement the schedules hereto to account for any such inaccuracy, event or change. Any such supplement to the schedules shall not be deemed to have been disclosed, as of the Signing Date, or to have cured any breach of a representation and warranty made in this Agreement, unless so agreed to in writing by Purchaser.

      Section 5.5 Standstill. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, the Company and each Seller shall not, nor shall each Seller permit the Company or any of their Representatives to, (a) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person (other than Purchaser and its Representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving the Company or any Seller, (b) entertain or discuss any acquisition or investment proposals whatsoever, (c) except as required by law after not less than five days notice to Purchaser, disclose to any third party any non-published information concerning the Company or such Seller, the business of the Company or such Seller or the Company's or such Seller's financial condition, or (d) withdraw Trilogy's intention to sell its Shares to Purchaser. The Company and each Seller shall promptly notify Purchaser if it receives any such proposal or offer or any inquiry or contact with respect thereto. Until termination of this Agreement, no Seller will, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares.

      Section 5.6 Discharge of Encumbrances. The Company and each Seller shall take all actions and do all things necessary to cause all Encumbrances other than Permitted Encumbrances on any of its assets to be terminated or otherwise discharged at or prior to the Closing.

      Section 5.7    Non-Disclosure; Non-Competition; Non-Solicitation.

           (a) Non-Disclosure Agreement. Each Seller acknowledges that it has and may have access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of Purchaser. At no time shall such Seller or its Representatives (i) use any Confidential Information in any manner adverse to the business interests of Purchaser, or (ii) disclose any such Confidential Information to any Person for any reason or purpose whatsoever, except as required by law after not less than five days prior notice to Purchaser. Upon the request of Purchaser, each Seller shall deliver to Purchaser all letters, notes, computer disks, software, notebooks, reports and other materials which contain Confidential Information and which are in the possession or under the control of such Seller.

           (b) Work Product. All records and documents embodying any Confidential Information or pertaining to the existing or contemplated scope of the Company's business, which have been conceived, prepared or developed by a Seller in connection with its direct or indirect ownership interest in the Company, use by the Company or otherwise, either alone or with others (herein called "Work Product"), shall be the sole property of the Company. Upon request of the Company, such Seller shall deliver all Work Product to the Company.

           (c) Non-Competition Agreement. Each Seller agrees not to conduct, either directly or indirectly, the business conducted by the Company prior to the Signing Date for a period equal to 24 months after the Closing Date. Purchaser acknowledges that nothing herein shall be deemed to preclude Sellers from marketing insurance products written by the Sellers through general agents so long as Sellers are not in violation of this Non-Disclosure; Non-Competition; Non-Solicitation..

           (d) Non-Solicitation Agreement. For a period equal to 36 months after the Closing Date, each Seller shall not, either on its own behalf or on behalf of any business competing with Purchaser, directly or indirectly to the extent that such Seller is prohibited in engaging in such business pursuant to this Section, (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, the Company or Purchaser to terminate such person's employment or agency, as the case may be, with such entity, or (ii) solicit, divert, or attempt to solicit or divert, or otherwise accept as a supplier or customer, any Person which sells any products and services of the Company, furnishes products or services to, or receives products and services from, Purchaser, nor will such Seller attempt to induce any such supplier or customer to cease being (or any prospective supplier or customer not to become) a supplier or customer of the Company or Purchaser.

           (e) Independent Covenants. The covenants set forth in this Section are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

           (f) Injunctive Relief. In the event of a breach or threatened breach by any Seller of any provision of this Section, the Company and Purchaser shall be entitled to an injunction to prevent irreparable injury to such entity. Nothing herein shall be construed as prohibiting the
 Company or Purchaser from pursuing any other remedies available to such entity for such breach or threatened breach, including the recovery of damages from such Seller.

           (g)  Acknowledgments of Sellers.   Each  Seller acknowledges  that
 (i) any public disclosure of the Confidential Information will have an adverse effect on the Company, Purchaser and the business of the Company,
 (ii) the Company and Purchaser would suffer irreparable injury if a Seller breaches any of the terms of this Section, (iii) the Company and Purchaser will be at a substantial competitive disadvantage if such entity fails to acquire and maintain exclusive ownership of the Confidential Information or to abide by the restrictions provided for in this Section, (iv) the scope of the protective restrictions provided for in this Section are reasonable when taking into account (A) the negotiations between the Parties and (B) that the Sellers are the direct beneficiary of the Purchase Price paid pursuant to this Agreement, (v) the consideration being paid to the Sellers pursuant to this Agreement is sufficient inducement for the Sellers to agree to the terms hereof, (vi) the provisions of this Section are reasonable and necessary to protect the business of the Company, to prevent the improper use or disclosure of the Confidential Information and to provide the Company and Purchaser with exclusive ownership of all such Confidential Information and (vii) the terms of this Section preclude the Sellers from engaging in the conduct of the business of the Company.

           (h) Release. Each Seller, in the capacity as a direct or indirect shareholder of the Company, hereby agrees to execute and deliver on the Closing Date a release of the Company from any and all claims resulting from or related to any matter arising prior to the Closing Date, except as provided in this Agreement.


                                 ARTICLE VI.
                            COVENANTS OF PURCHASER

      Section 6.1 Cooperation by Purchaser. From the Signing Date through the Closing Date, Purchaser shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with the Company and each Seller in connection with the foregoing, including using reasonable efforts to obtain all of the Consents and the Releases, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Conditions Precedent to the Sellers' Obligations, the satisfaction of which is in the reasonable control of Purchaser, to be satisfied on or prior to Closing.


                                 ARTICLE VII.
                               MUTUAL COVENANTS

      Section 7.1 Governmental Consents. Promptly after the Signing Date, each Party shall take all actions and do all things necessary to obtain all Consents required by any Governmental Authority to consummate the transactions contemplated hereby.

      Section 7.2    Consents to Assign Leases and Contracts.

           (a) Cooperation and Reasonable Efforts. Each Party hereby agrees to use reasonable efforts, to take reasonable actions (including Purchaser's delivery to third parties of its audited financial statements) and to cooperate with each other as may be necessary to obtain Consents to any deemed transfer or assignment of the Encumbered Instruments as a result of the transactions contemplated by this Agreement. Except as expressly provided herein, no Party shall be required to pay any sum, to incur any obligation or to agree to any amendment of any Encumbered Instrument in order to obtain any such Consent.

           (b) Pre-Closing; Required Consents. Schedule 7.2(b) lists the Encumbered Instruments under which a Consent to any deemed transfer or assignment must be obtained from the appropriate third party prior to Closing (collectively, the "Required Consents"). Except for the Required Consents, the obtaining of any Consents related to the Encumbered Instruments shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Consent has been obtained.

      Section 7.3    Permits.

           (a) Cooperation and Reasonable Efforts. Each Party hereby agrees to use reasonable efforts, to take reasonable actions and to cooperate with each other as may be necessary to transfer to Purchaser, or assist Purchaser in obtaining, all Permits required to conduct the business of the Company. On or as soon as practicable after the Signing Date, each Party shall file, separately or jointly with any other Party, as the case may be, all applications necessary to transfer or obtain the Permits. Each Party shall use reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the applications contemplated hereby. The Sellers, as a group, and Purchaser shall each pay one-half of the fees and expenses incurred in connection with transferring or obtaining all Permits.

           (b) Pre-Closing; Required Permits. Schedule 7.3(b) lists the Permits which must be transferred to or obtained by Purchaser prior to Closing (the "Required Permits"). Except for the Required Permits, the transfer or issuance to Purchaser of any Permit shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Permit has been transferred or obtained.

      Section 7.4    Books and Records.

           (a) Access. For a period of six years after Closing, each Party shall provide the other Parties with reasonable access during normal business hours to its Books and Records (other than books and records protected by the attorney-client privilege) to the extent that they relate to the Company prior to Closing and are requested by such Party to prepare its Returns, to respond to third party Claims or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such Books and Records.

           (b) Destruction. No Party shall dispose of or destroy any Books and Records to the extent that they relate to the Company prior to the Closing without first offering to turn over possession thereof to the other Parties by written notice at least 30 days prior to the proposed date of disposition or destruction.

           (c) Confidentiality. Each Party may take such action as it deems reasonably appropriate to separate or redact unrelated information from documents and other materials requested and made available pursuant to this Section and may condition the other Parties' access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Parties not to disclose or misuse such information.

           (d) Assistance. Each Party shall, upon written request, make personnel available to assist in locating and obtaining any Books and Records to the extent that they relate to the Company prior to Closing and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of, any third party Claim in which the other Parties do not have any adverse interest.

      Section 7.5 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after Closing, each Party shall execute and deliver all instruments and documents and take all other action that the other Parties may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

      Section 7.6    Supplemental Document and Consents.

           (a) At or prior to the Closing, the applicable Parties shall execute the following document (the "Supplemental Document"):

                (i) the Seller releases required pursuant to Release. Each Seller, in the capacity as a direct or indirect shareholder of the Company, hereby agrees to execute and deliver on the Closing Date a release of the Company from any and all claims resulting from or related to any matter arising prior to the Closing Date, except as provided in this Agreement..

           (b) Prior to the Closing, the Sellers shall obtain the following consents from the following Parties:

                (i) the consent of the Arizona Department of Insurance in form and substance reasonably satisfactory to Purchaser.

                (ii) the consent of Metropolitan Life Insurance Company,  the landlord under that certain Office Lease Agreement, dated January 6, 2000, between the Company and Metropolitan Life Insurance Company.

      Section 7.7    Tax Matters.

           (a) Apportionment of Income and Loss. For purposes of apportioning taxable income or loss relating to any taxable period that ends on the day immediately preceding the Effective Date ("Short Tax Period") and for that portion of any taxable year that includes (but that does not end
 on) the day immediately preceding the Effective Date (a "Partial Tax Period"), such taxable income or loss shall be determined by reference to the operations of the Company through the day immediately preceding the Effective Date as though it were the last day of a taxable year under Treasury Regulation Section 1.1502-76(b). If required, appropriate elections shall be made with applicable taxable authorities to accomplish such result.

           (b) Liability For Short Period Tax. Any taxable income or loss with respect to a Short Tax Period shall be included in the Company's federal income Tax Return, and, if applicable, consolidated, unitary or combined state income Tax Returns filed on behalf of the Company in all jurisdictions to which the Company is subject to income Tax (together with the United States Federal Return, the "Subject Jurisdictions"). Any income tax payable with respect to such Short Tax Period shall be borne by the Sellers, as a group, and Purchaser as hereinafter provided; provided, however, that any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser.

           (c) Liability For Partial Period Tax. With respect to income Tax Returns filed in Subject Jurisdictions that include a Partial Tax Period, income taxes attributable to such Partial Tax Periods shall be computed according to the apportionment rule of subsection 0 above. Any income tax payable with respect to any such Partial Tax Period shall be borne by the Sellers, as a group, and Purchaser as hereinafter provided; provided, however, that any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser.

           (d) Payment of Short Period Taxes. With respect to each Tax Return covering a Short Tax Period that is required to be filed in a Subject Jurisdiction after the Effective Date for, by or with respect to a Company, the Sellers shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein, and shall deliver the original of such Tax Return to Purchaser, with copies of work papers that will permit Purchaser to review and substantiate the accuracy of such Tax Return, at least 45 days prior to the due date (including extensions) of such Tax Return. The Sellers, severally, shall pay to Purchaser (for payment to the applicable taxing authority) not less than 2 days prior to the due date (including extensions) of a Tax Return to be filed in a Subject Jurisdiction for a Short Tax Period the amount of tax shown to be due on such Tax Return (except that any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser).

           (e) Payment of Partial Period Tax. With respect to each Tax Return to be filed in a Subject Jurisdiction covering a Partial Tax Period by or with respect to the Company, Purchaser shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Purchaser shall determine (by an interim closing of the books as of the day immediately preceding the Effective Date, except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return to be filed in a Subject Jurisdiction which is attributable to the Company with respect to the Partial Tax Period after giving effect to any credits for the amount of such Tax, if any, paid on or prior to the Effective Date. At least 45 days prior to the due date (including extensions) of such Tax Return, Purchaser shall deliver to the Sellers a copy of such Tax Return with copies of work papers which will permit the Sellers to review and substantiate the accuracy of such Returns. The Sellers, severally, shall pay to Purchaser (for payment to the applicable taxing authority) the amount of Tax due in the Subject Jurisdictions determined to be attributable to the Partial Tax Period (except that any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser) not less than 2 days prior to the due date (including extensions) of such Tax Return.

           (f) Appointment of Independent Person. If Purchaser and the Sellers fail to agree by the day which is 30 days prior to the due date (including extensions) of a Tax Return due pursuant to this Section, the matters in dispute (but no other matters) will be submitted to a firm of independent certified accountants mutually acceptable to Purchaser, on the one hand, and the Sellers, on the other hand (the "Independent Person"), which firm will make a final and binding determination as to the matters in dispute within 15 days after its appointment. The Independent Person will send its written determination, at which point the determination of the Independent Person will be binding on Purchaser and the Sellers, absent fraud or manifest error. The fees and expenses of the Independent Person will be borne one-half by the Purchaser, on the one hand, and one-half by the Sellers, on the other hand.

           (g) Consistency. Any Tax Return to be prepared pursuant to the provisions of this Section shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by applicable law.

           (h) Tax Audits. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes of the Company for which the Sellers are or may be liable under this Agreement, Purchaser will promptly notify the Sellers and the Sellers shall fully cooperate with Purchaser and the Company in connection with any disputes, proceedings or determinations relating to any Taxes to the extent such proceedings or determinations affect the amount of Taxes for which the Sellers are liable under this Agreement.

           (i) Section 338(h)(10) Election. If requested by Purchaser, Purchaser and the Sellers shall join in an election to have the provisions of Section 338(h)(10) of the Code apply to the acquisition of the Company. Purchaser shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of the Company shall be made in accordance with Code Sections 338 and 1060 and any other comparable provisions of state, local or foreign law, as appropriate. Purchaser and the Sellers agree to file all Returns and other documents as may be required by any Taxing Authority in a manner that is consistent with such allocation.

      Section 7.8    Employee Matters.

           (a) Employee Benefit Plans. From and after the Effective Date, the Company shall elect to continue as a participating employer in the
 Seller Plans listed on Schedule 7.8(a) (the "Assumed Plans") and the coverage of the Employees under all the Assumed Plans shall remain in effect in accordance with the terms of the Assumed Plans. Effective as of the Effective Date, one or more affiliates of Purchaser will assume sponsorship of the Assumed Plans and such sponsors shall maintain and administer the Assumed Plans in accordance with applicable Law and in a manner designed to maintain the tax qualified status of the Assumed Plans under any applicable provisions of the Code. Purchaser or its affiliate may elect in its sole discretion at any time prior to the Effective Date to become the plan administrator and sponsoring employer with the sole authority to designate the plan administrator or amend or terminate any Assumed Plan.

           (b) No Representations. Without the consent of Purchaser, Sellers will not make any promises or commitments to any employee of the Company or Sellers with regard to his or her employment status with Purchaser or the terms or conditions upon which such employment might occur or be continued.


                                ARTICLE VIII.
                       CONDITIONS PRECEDENT TO CLOSING

      Section 8.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Purchaser.

           (a)  Accuracy   of   Representations   and   Warranties.       The
 representations and warranties made by each Seller in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date.

           (b) Performance of Covenants. The Company and each Seller shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by such party prior to or at the Closing.

           (c) No Material Adverse Change. The Company has not undergone any Material Adverse Change since the Signing Date.

           (d) Consents. The Company and each Seller, as the case may be, shall have received and delivered to Purchaser all the Required Consents and the Required Permits, each in form and substance satisfactory to Purchaser, and shall have given all notices required to be given to any Persons prior to the consummation of the transactions contemplated by this Agreement.

           (e) Closing Certificate. An executive officer of each Seller shall have delivered to Purchaser a certificate confirming (i) the satisfaction of the conditions set forth in Sections of Representations and Warranties. The representations and warranties made by each Seller in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date., of Covenants. The Company and each Seller shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by such party prior to or at the Closing. and Material Adverse Change. The Company has not undergone any Material Adverse Change since the Signing Date. and (ii) the continuing force and effect of the Required Consents and Required Permits.

           (f) Secretary's Certificate. The Company shall have delivered to Purchaser a certificate executed by the secretary or an assistant secretary of the Company certifying as to (i) the Company's Charter Documents, (ii) the Company's good standing, (iii) the resolutions in which the Company's board of directors approved the Transaction Documents to which Company is a party and the transactions contemplated thereby, and (iv) the incumbency of the Company's officers who execute any documents on behalf of the Company in connection with this Agreement.

           (g) Deliveries. The Company and each Seller, as the case may be, shall have delivered the documents required by Deliveries by the Sellers and such other documents as Purchaser may reasonably require.

           (h) No Order or Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby. No Action shall be pending or threatened before any court or other Governmental Authority seeking to enjoin the Closing or seeking damages against Purchaser or any of its Representatives as a result of any of the transactions contemplated by this Agreement, provided that neither Purchaser nor any of its affiliates instituted such Action.

           (i)  Stop  Loss   Indemnity.     Sellers  shall   have   delivered
 confirmation satisfactory to Purchaser that the stop loss indemnity insurance coverage applicable with respect to Sellers' medical benefits plan prior to the Closing shall continue to remain in force and applicable to the Employees through the expiration date of such policy, provided that if the Employees are otherwise covered by an insured medical benefit plan at such time, the Sellers shall not be required to deliver such confirmation.

      Section 8.2 Conditions Precedent to the Sellers' Obligations. The obligation of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by the Sellers.

           (a)  Accuracy   of   Representations   and   Warranties.       The
 representations and warranties made by Purchaser in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date.

           (b) Performance of Covenants. Purchaser shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by Purchaser prior to or at the Closing.

           (c) Closing Certificate. An executive officer of Purchaser shall have delivered to the Company and each Seller a certificate confirming the satisfaction of the conditions set forth in Sections of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall have been true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been correct and complete as of the specified date. and of Covenants. Purchaser shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by Purchaser prior to or at the Closing..

           (d) Secretary's Certificate. Purchaser shall have delivered to the Company and each Seller a certificate executed by the secretary or an assistant secretary of Purchaser certifying as to (i) the resolutions in which Purchaser's board of directors approved this Agreement and the transactions contemplated hereby, and (ii) the incumbency of Purchaser's officers who execute any documents on behalf of Purchaser in connection with this Agreement.

           (e)  Deliveries.   Purchaser shall  have delivered  the  documents
 required by Deliveries by Purchaser and such other documents as the Sellers may reasonably require.

           (f) No Order or Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby. No Action shall be pending or threatened before any court or other Governmental Authority seeking to enjoin the Closing or seeking damages against the Company or any Seller or any of their Representatives as a result of any of the transactions contemplated by this Agreement, provided that neither the Company nor any Seller nor any of their affiliates instituted such Action.

      Section 8.3 If Conditions Not Satisfied. In the event that any of the conditions set forth in this Article VIII are not satisfied, and the Parties nevertheless consummate the transactions contemplated by this Agreement to take place at the Closing, the Parties shall not be deemed to have waived any Claim for damages or other relief arising from or in connection with such non-satisfaction.


                                 ARTICLE IX.
                         TERMINATION PRIOR TO CLOSING

      Section 9.1    Termination  of  Agreement.    This  Agreement  may   be
 terminated at any time prior to the Closing:

           (a)  by mutual agreement of Purchaser and the Sellers;

           (b) by Purchaser at any time after the occurrence of a Material Adverse Change in the Company; or

           (c) by Purchaser or any Seller at any time on or after December 31, 2002 if any of the conditions provided for in Conditions Precedent to Purchaser's Obligations or Precedent to the Sellers' Obligations, respectively, shall not have been met or waived in writing prior to such date.

      Section 9.2 Procedure Upon Termination. In the event of termination pursuant to Termination of Agreement, written notice thereof shall be immediately given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without any further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein:

           (a) each Party shall return all documents, work papers and other materials of the other parties, whether obtained before or after the execution hereof, to the party furnishing the same; and

           (b) such termination shall not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement.


                                  ARTICLE X.
                      ARBITRATION AND EQUITABLE REMEDIES

      Section 10.1 Settlement Meeting. The Parties shall attempt in good faith to resolve promptly through negotiations any Claim or dispute under this Agreement. If any such Claim or dispute should arise, the Parties shall meet at least once to attempt to resolve the matter (the "Settlement Meeting"). Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a Claim or dispute. The occurrence of a Settlement Meeting with respect to a Claim or dispute shall be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

      Section 10.2 Arbitration Proceedings. If the Parties have not resolved a monetary Claim or dispute at the Settlement Meeting any Party may submit the matter to arbitration. A panel of three arbitrators shall conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The decision of a majority of the panel shall be the decision of the arbitrators.

           (a) Arbitration Notice. To submit a monetary Claim or dispute to arbitration, a Party shall furnish the other Parties and the American Arbitration Association with a notice (the "Arbitration Notice") containing
 (i) the name and address of such Party, (ii) the nature of the monetary Claim or dispute in reasonable detail, (iii) the Party's intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

           (b) Selection of Arbitrators. Within ten days after delivery of the Arbitration Notice, Purchaser and Sellers, as a group, shall each select one arbitrator from the list of the American Arbitration Association's
 National Panel of Commercial Arbitrators. Within ten days after the selection of the last of those two arbitrators, those two arbitrators shall select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten day period, the American Arbitration Association shall select such third arbitrator from the list. Each arbitrator shall be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling complex litigation involving mergers and acquisitions.

           (c) Arbitration Final. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification shall be final and binding upon the Parties to the maximum extent permitted by Law, provided that any Party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

      Section 10.3 Place of Arbitration. Any arbitration proceedings shall be conducted in Dallas, Texas or at such other location as the Parties may agree. The arbitrators shall hold the arbitration proceedings within 60 days after the selection of the third arbitrator.

      Section 10.4 Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators shall have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

      Section 10.5 Equitable Remedies. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party shall be entitled to seek any equitable remedies available under Law, including an injunction prohibiting a breach of the provisions of Non-Disclosure; Non-Competition; Non-Solicitation. or an Order requiring a Seller to perform this Agreement. Any such equitable remedies shall be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

      Section 10.6 Exclusive Jurisdiction. The Parties agree that any claim for equitable relief relating to this Agreement shall be instituted in a federal or state court sitting in Dallas, Texas, which courts and their respective appellate courts shall be the exclusive venue for any such claim. Each Party waives any objection that it may have to the laying of such venue, and irrevocably submits to the jurisdiction of any such court with respect to any such claim. Any service of process and other notice in any such case shall be effective against a Party when transmitted in accordance with Notices, provided that a Party also may serve process in any manner permitted by Law.

      Section 10.7   Judgments.  Any arbitration  award under this  Agreement
 shall be  final  and  binding.   Any  court having  jurisdiction  may  enter
 judgment on such arbitration award upon application of a Party.

      Section 10.8 Expenses. If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate.

      Section 10.9 Cost of the Arbitration. The arbitrators shall assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

      Section 10.10 Exclusivity of Remedies. To the extent permitted by Law, the arbitration and judicial remedies set forth in this Article X shall be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or Claim for damages under this Agreement.


                                 ARTICLE XI.
                                MISCELLANEOUS

      Section 11.1   Amendment.   No amendment  of  this Agreement  shall  be
 effective unless in a writing signed by Purchaser and each Seller.

      Section 11.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which shall constitute one and the same agreement. Any Party may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine. If a Party transmits its signature page by a facsimile machine, such Party shall promptly thereafter deliver an originally executed signature page to the other Parties, provided that any failure to deliver such an originally executed signature page shall not affect the validity, legality, or enforceability of this Agreement.

      Section 11.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

      Section 11.4 Expenses. Each Party shall bear its own expenses with respect to the negotiation and preparation of this Agreement and the Closing, including any fees and expenses of its Representatives, provided that if a Party terminates this Agreement because of another Party's breach of this Agreement, the non-breaching Party shall be entitled to seek reimbursement of its expenses as part of its damages with respect to such breach.

      Section 11.5 Governing Law. This Agreement shall be governed by the laws of the State of Texas, regardless of the laws that might otherwise govern under the conflicts of laws principles of such state.

      Section 11.6 Consent to Service of Process. Each Party waives any objection that such party may now or hereafter have to the laying of venue of any such Action, and irrevocably submits to the jurisdiction of any such court in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with Notices. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

      Section 11.7 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of all of the other Parties. Any attempted assignment or delegation without such prior consent shall be void. Notwithstanding this prohibition against assignment and delegation, Purchaser may assign its rights and delegate its duties under this Agreement to a wholly-owned subsidiary of Purchaser without the Sellers' consent. Upon Purchaser's assignment of its benefits and delegation of its duties under this Agreement to such a wholly owned subsidiary, Purchaser shall be released from any obligations under this Agreement. In addition, after the Closing, Purchaser may assign its rights under this Agreement to a purchaser of all of the assets or equity of Purchaser without the Sellers' consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of Purchaser may similarly assign such rights.

      Section 11.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person shall have any right, interest, or claim under this Agreement.

      Section 11.9 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement shall be in writing. Such claims, consents, designations, notices, waivers, and other communications shall be considered received (i) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (ii) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (iii) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

           Purchaser:   Hallmark Financial Services, Inc.
                        14651 Dallas Parkway, Suite 900
                        Dallas, Texas 75240
                        Phone:  (972) 866-5708
                        Fax:  (972) 788-0520
                        Attn.:  Mr. Tim Bienek

           The Sellers: Millers American Group, Inc.
                        777 Main Street, Suite 1000
                        Fort Worth, Texas  76102
                        Phone:  (817) 348-1800
                        Fax:  (817) 348-1815
                        Attn:  Mr. Jim Drawert

      Section 11.10 Public Announcements. The Parties shall agree on the terms of any press releases or other public announcements related to this Agreement, and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such party's counsel it is required by Law or the rules of the Securities and Exchange Commission, American Stock Exchange or other regulatory agency to make such disclosure. The parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

      Section 11.11  Representation by  Legal  Counsel.    Each  Party  is  a
 sophisticated Person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

      Section 11.12 Schedules. All references in this Agreement to schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of this Agreement for all purposes. Each Section of this Agreement that refers to a schedule shall have a separate schedule. In addition, any disclosure under a particular section's schedule shall be made under the heading of any relevant subsection of such section. A disclosure of an item in a schedule for a particular Section or under a heading in a schedule corresponding to a particular subsection shall not be a disclosure under any other section's schedule or any other subsection, unless so noted specifically on such schedule. The Sellers have delivered to Purchaser a correct and complete copy of each document described on each schedule to this Agreement and a correct and complete written description of each unwritten arrangement or other item described on each such schedule.

      Section 11.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision shall be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

      Section 11.14 Specific Performance. Each Seller acknowledges that the benefits that Purchaser will derive from the transactions contemplated by this Agreement are unique and irreplaceable. Accordingly, if such Seller improperly abandons or terminates this Agreement, Purchaser would not have an adequate remedy at law. Purchaser therefore shall be entitled to a court order requiring such Seller to perform this Agreement. No Seller shall be entitled to specific performance of this Agreement.

      Section 11.15 Successors. This Agreement shall be binding upon and shall inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section shall not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

      Section 11.16  Time of the  Essence.   Time is  of the  essence in  the
 performance of this Agreement and all dates and periods specified in this Agreement.

      Section 11.17 Waiver. No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement shall not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

                           [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each Party executed, or caused a duly authorized officer to execute, this Agreement as of the Signing Date.

 PURCHASER:                    HALLMARK FINANCIAL SERVICES, INC.

                               By:    __________________________
                               Name:  __________________________
                               Title: __________________________


 SELLERS:                      MILLERS AMERICAN GROUP, INC.

                               By:    __________________________
                               Name:  __________________________
                               Title: __________________________


                               TRILOGY HOLDINGS, INC.

                               By:    __________________________
                               Name:  __________________________
                               Title: __________________________

                                  APPENDIX A
                   DEFINITIONS AND  RULES OF INTERPRETATION

      Definitions. Unless the context otherwise requires, the terms defined in this Appendix shall have the meanings specified below for all purposes of this Agreement:

           "Action" means any action, arbitration proceeding, cause of action, charge, counterclaim, cross claim, inquiry, investigation, legal action, litigation, Order, proceeding, or suit.

           "Agreement" shall have the meaning set forth in the Preamble.

           "Arbitration Notice" shall have the meaning set forth in Arbitration Notice. To submit a monetary Claim or dispute to arbitration, a Party shall furnish the other Parties and the American Arbitration Association with a notice (the "Arbitration Notice") containing (i) the name and address of such Party, (ii) the nature of the monetary Claim or dispute in reasonable detail, (iii) the Party's intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules..

           "Arbitration  Rules"  shall   have  the  meaning   set  forth   in
 Arbitration Proceedings.

           "Assumed Plans" shall have the meaning set forth in Employee Benefit Plans. From and after the Effective Date, the Company shall elect to continue as a participating employer in the Seller Plans listed on
 Schedule 7.8(a) (the "Assumed Plans") and the coverage of the Employees under all the Assumed Plans shall remain in effect in accordance with the terms of the Assumed Plans. Effective as of the Effective Date, one or more affiliates of Purchaser will assume sponsorship of the Assumed Plans and such sponsors shall maintain and administer the Assumed Plans in accordance with applicable Law and in a manner designed to maintain the tax qualified status of the Assumed Plans under any applicable provisions of the Code. Purchaser or its affiliate may elect in its sole discretion at any time prior to the Effective Date to become the plan administrator and sponsoring employer with the sole authority to designate the plan administrator or amend or terminate any Assumed Plan..

           "Bank Accounts" shall have the meaning set forth in Bank Accounts; Powers of Attorney.

           "Books and Records" shall mean all the books and records maintained by or for any Person, including all accounting records, minute books, stock records, computerized records and storage media and the software used in connection therewith.

           "Cash Balance Plan" means the frozen Retirement Plan for Employees of The Millers Insurance Group restated effective July 1, 1996, as amended.

           "Ceded Business" shall have the meaning set forth in Reinsurance Transactions.

           "Charter Documents" shall mean (i) in the case of a corporation, its articles or certificate of incorporation and its bylaws, (ii) in the case of a partnership, its partnership certificate and its partnership agreement, and (iii) in the case of any other Person, its organic and governing documents; in each case as such document has been amended or supplemented from time to time prior to the Signing Date.

           "Claim" shall mean any arbitration award, assessment, charge, citation, claim, damage, demand, directive, expense, fine, interest, joint or several liability, lawsuit, notice, obligation, payment, penalty, or summons of any kind or nature whatsoever, including any damages incurred because of the claimant's negligence or gross negligence or any strict liability imposed upon the claimant, any consequential or punitive damages, and any reasonable attorneys' fees and expenses. A Claim shall be considered to exist even though it may be conditional, contingent, indirect, potential, secondary, unaccrued, unasserted, unknown, unliquidated, or unmatured.

           "Closing" shall have the meaning set forth in Closing.

           "Closing Date" shall have the meaning set forth in Closing.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Common Stock" shall have the meaning set forth in Recital C.

           "Company" shall have the meaning set forth in the Preamble.

           "Company Assets" shall have the meaning set forth in Sufficiency of the Company Assets. The assets reflected on the Books and Records of the Company (collectively, the "Company Assets") constitute all the assets, properties, licenses and other arrangements which are presently being used or are reasonably related to the business of the Company, and are sufficient to operate such business in a manner consistent with past practice and historic capacity..

           "Company Real  Property"  shall  have the  meaning  set  forth  in
 Schedule 3.30 contains a complete and accurate list of all real property leased by the Company (the "Company Real Property"). The Company does not own any real property..

           "Confidential Information" means any proprietary information, and any information which Purchaser reasonably considers to be proprietary, pertaining to the Company's and Purchaser's past, present or prospective business secrets, methods or policies, earnings, finances, security holders, lenders, key employees, nature of services performed by such entity's sales personnel, procedures, standards and methods, information relating to arrangements with suppliers, the identity and requirements of arrangements with customers, all policyholder information of policyholders, the type, volume or profitability of services or products for customers, drawings, records, reports, documents, manuals, techniques, ratings, information, data, statistics, trade secrets and all other information of any kind or character relating to each of the Parties, whether or not reduced to writing.

           "Consent" shall mean a consent, approval, order, authorization or waiver from, notice to or declaration, registration or filing with any Person.

           "Effective Date" shall mean January 1, 2003.

           "Employee Benefit Plan" shall mean any  (i) Pension Benefit  Plan,
 (ii) Welfare Benefit Plan, (iii) accident, dental, disability, health, life, medical, or vision plan or insurance policy, (iv) bonus, executive, incentive or deferred compensation plan, (v) change in control plan, (vi) fringe benefits and perquisites, (vii) holiday, sick pay, leave, vacation, moving or tuition reimbursement or other similar policy, (viii) stock option, stock purchase, phantom stock, restricted stock or stock appreciation plan, (ix) severance plan, or (x) other employee arrangement, commitment, custom, policy or practice.

           "Employees"  shall  have  the  meaning  set  forth  in  Employees.
 Schedule 3.20(a) lists the name, job title, date of employment and current annual compensation (salary, bonus and participation in any non-qualified deferred or incentive compensation arrangement) for each employee of the Company employed as of the Signing Date (collectively, the "Employees"). All Employees are either United States citizens or otherwise authorized to engage in employment in the United States in accordance with all Laws. All sums due for Employee compensation and benefits and all vacation time owing to any Employee (including all persons whose employment by the Company was terminated prior to the Signing Date) have been duly and adequately accrued on the accounting Books and Records of the Company..

           "Encumbered Instrument" shall mean any contract and lease that by its terms requires Consent from a third party in order to transfer the rights and obligations thereunder.

           "Encumbrance" shall mean any title defect or objection, mortgage, lien, deed of trust, equity, judgment, claim, restrictive covenant, use restriction, charge, pledge, security interest or other encumbrance of any nature whatsoever, including all leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the Signing Date.

           "Governmental Authority"  shall mean  any federal,  state,  local,
 tribal,  foreign   or  other   governmental  agency,   department,   branch,
 commission, board, bureau, court, instrumentality or body.

           "Independent Person" shall have the meaning set forth in Appointment of Independent Person. If Purchaser and the Sellers fail to agree by the day which is 30 days prior to the due date (including extensions) of a Tax Return due pursuant to this Section, the matters in dispute (but no other matters) will be submitted to a firm of independent certified accountants mutually acceptable to Purchaser, on the one hand, and the Sellers, on the other hand (the "Independent Person"), which firm will make a final and binding determination as to the matters in dispute within 15 days after its appointment. The Independent Person will send its written determination, at which point the determination of the Independent Person will be binding on Purchaser and the Sellers, absent fraud or manifest error. The fees and expenses of the Independent Person will be borne one-half by the Purchaser, on the one hand, and one-half by the Sellers, on the other hand..

           "Insurance  Policies"  shall  have   the  meaning  set  forth   in
 Insurance.

           "Intangible Asset" shall mean any patent, trademark, trademark license, servicemark, servicemark license, computer software, trade name, masthead, brand name, slogan, copyright, reprint right, franchise, license, process, authorization, invention, know-how, formula, trade secret and other intangible asset, together with any pending application, continuation-in-part or extension therefor.

           "Law" shall mean any applicable code, statute, law, common law, rule, regulation, order, ordinance, judgment, decree, order, writ or injunction of any Governmental Authority.

           "Law Affecting Creditors' Rights" shall mean any bankruptcy, fraudulent conveyance or transfer, insolvency, moratorium, reorganization, or other law affecting the enforcement of creditors' rights generally, and any general principles of equity.

           "Leases" shall have the meaning set forth in Except as set forth in Schedule 3.30, there are no existing leases, subleases, tenancies, licenses, contracts or other agreements relating to the Company Real Property to which the Company is a party (the "Leases"). The Company has delivered to Purchaser true and complete copies of all of the Leases involving the Company Real Property..

           "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

           "MAG" shall have the meaning set forth in the Preamble.

           "Material Adverse Change" shall mean, with respect to a Person, that such Person has (i) breached a Material Contract, (ii) incurred a Claim or become a party to an Action that could have a significant and detrimental effect upon it, (iii) suffered a Material Adverse Effect, or (iv) violated any Law or Order to which it or any of its assets is subject or bound.

           "Material Adverse Effect" shall mean, with respect to a Person, the occurrence of an event or the existence of a circumstance that has a material adverse effect on such Person's assets, business, cash flows, financial condition, liabilities, operations, prospects, or relationships, including the occurrence of any event or the existence of any circumstance that could cause such an effect in the future.

           "Material  Contracts"  shall  have   the  meaning  set  forth   in
 Contracts.

           "Note" shall have the meaning set forth in Purchase Price.

           "Order" shall mean any consent decree, decree, determination, injunction, judgment, order, or writ of any arbitrator or Governmental Authority.

           "Partial Tax Period" shall have the meaning set forth in Apportionment of Income and Loss. For purposes of apportioning taxable income or loss relating to any taxable period that ends on the day immediately preceding the Effective Date ("Short Tax Period") and for that portion of any taxable year that includes (but that does not end on) the day immediately preceding the Effective Date (a "Partial Tax Period"), such taxable income or loss shall be determined by reference to the operations of the Company through the day immediately preceding the Effective Date as though it were the last day of a taxable year under Treasury Regulation
 Section 1.1502-76(b). If required, appropriate elections shall be made with applicable taxable authorities to accomplish such result..

           "Parties" shall have the meaning set forth in Recital C.

           "Pension Benefit Plan" shall mean (i) an "employee pension benefit plan" as defined in Section 3(2) of ERISA, and (ii) a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

           "Permit" shall mean any license, approval, certificate, franchise,
 registration,  permit  or   authorization  issuable   by  any   Governmental
 Authority.

           "Permitted Encumbrance" shall mean any Encumbrance directly related to (i) workers', repairmen's and similar Encumbrances imposed by Law that have been incurred in the ordinary course of business, (ii) retention of title agreements with suppliers entered into in the ordinary course of business, and (iii) the rights of others to customer deposits.

           "Person" shall mean any association, bank, business trust, corporation, estate, general partnership, Governmental Authority, individual, joint stock company, joint venture, labor union, limited liability company, limited partnership, non-profit corporation, professional association, professional corporation, trust, or any other organization or entity.

           "Personal Property Leases" shall have the meaning set forth in Leased Personal Property. Schedule 3.13(b) lists, as of the Signing Date, all the leases of personal property to which the Company is a party. All of the leases on Schedule 3.13(b) and any leases of personal property entered into after the Signing Date in accordance with Conduct of Business (collectively, the "Personal Property Leases") are or when entered into will be, as applicable, valid, binding and in full force and effect. Neither the Company nor, to the Sellers' Knowledge, any other Person is in default under any Personal Property Lease, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any other Person. True and complete copies of all the Personal Property Leases, and any amendments thereto, have been provided to Purchaser prior to the Signing Date..

           "Plan" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension, or retirement plan, program, agreement or arrangement.

           "Purchase Price"  shall have  the meaning  set forth  in  Purchase
 Price.

           "Purchaser" shall have the meaning set forth in the Preamble.

           "Reinsured  Business"  shall  have   the  meaning  set  forth   in
 Reinsurance Transactions.

           "Representatives" shall mean, with respect to a Person, such Person's directors, employees, officers, agents, brokers, insurance companies, coinsurers, reinsurers, accountants, affiliates, consultants, investment bankers, attorneys, lenders, representatives and shareholders.

           "Required Consents" shall have the meaning set forth in Pre-Closing; Required Consents. Schedule 7.2(b) lists the Encumbered Instruments under which a Consent to any deemed transfer or assignment must be obtained from the appropriate third party prior to Closing (collectively, the "Required Consents"). Except for the Required Consents, the obtaining of any Consents related to the Encumbered Instruments shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Consent has been obtained..

           "Required Permits" shall have the meaning set forth in Pre-Closing; Required Permits. Schedule 7.3(b) lists the Permits which must be transferred to or obtained by Purchaser prior to Closing (the "Required

 Permits"). Except for the Required Permits, the transfer or issuance to Purchaser of any Permit shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Permit has been transferred or obtained..

           "Returns" shall have the meaning set forth in Tax Returns. All Tax returns (including amended returns and claims for refund), reports, and declarations of estimated Tax (collectively, "Returns") which were required to be filed by the Company with any Governmental Authority have been timely filed. All Returns are true and correct and accurately reflect the Tax liabilities of the Company. All Taxes shown to be due pursuant to such Returns have been paid..

           "Seller Plans" shall have the meaning set forth in Identification of Seller Plans. Schedule 3.21(a) sets forth a list of all Employee Benefit Plans which provide compensation or benefits to employees, officers, directors or consultants of the Company, including, without limitation, all Employee Benefit Plans and all employment or executive compensation agreements (collectively, the "Seller Plans"). The Sellers have delivered to Purchaser true and complete copies of: (i) each of the Seller Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Seller Plans, (iii) the three most recent annual reports for each of the Seller Plans, (iv) the most recent IRS determination letter for each Seller Plan which is intended to constitute a qualified plan under Section 401 of the Code, and (v) financial statements for each funded Seller Plan.
 Notwithstanding any statement or indication in this Agreement to the contrary, except as disclosed in Schedule 3.21(a), there are no Seller Plans which the Sellers or Purchaser will not be able to terminate (or in which the Sellers or Purchaser will not be able to terminate the participation of their employees) immediately after the Closing in accordance with their terms and ERISA, and without incurring any expenses (including, but not limited to, loads or termination charges imposed with respect to insurance policies or mutual funds used to fund such Seller Plans), other than administrative expenses in connection with such termination and benefits accrued as of the date of such termination..

           "Sellers" shall have the meaning set forth in the Preamble.

           "Sellers' Knowledge" shall mean the actual knowledge as of the date that a specific representation or warranty is made or deemed made, after reasonable inquiry, of an individual Seller or the executive officers of any Seller that is a corporation.

           "Settlement  Meeting"  shall  have   the  meaning  set  forth   in
 Settlement Meeting.

           "Shares" shall have the meaning set forth in Sale of Shares.

           "Short  Tax  Period"   shall  have  the   meaning  set  forth   in
 Apportionment of Income and Loss. For purposes of apportioning taxable income or loss relating to any taxable period that ends on the day immediately preceding the Effective Date ("Short Tax Period") and for that portion of any taxable year that includes (but that does not end on) the day immediately preceding the Effective Date (a "Partial Tax Period"), such taxable income or loss shall be determined by reference to the operations of the Company through the day immediately preceding the Effective Date as though it were the last day of a taxable year under Treasury Regulation
 Section 1.1502-76(b). If required, appropriate elections shall be made with applicable taxable authorities to accomplish such result..

           "Signing Date" shall have the meaning set forth in the Preamble.

           "Subject Jurisdictions" shall have the meaning set forth in Liability For Short Period Tax. Any taxable income or loss with respect to a Short Tax Period shall be included in the Company's federal income Tax Return, and, if applicable, consolidated, unitary or combined state income Tax Returns filed on behalf of the Company in all jurisdictions to which the Company is subject to income Tax (together with the United States Federal Return, the "Subject Jurisdictions"). Any income tax payable with respect to such Short Tax Period shall be borne by the Sellers, as a group, and Purchaser as hereinafter provided; provided, however, that any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser..

           "Subscription  Right"  shall  have   the  meaning  set  forth   in
 Capitalization.

           "Supplemental Document" shall have the meaning set forth in Supplemental Document and Consents.

           "Tax" shall mean any assessment, charge, duty, fee, impost, levy, tariff, or tax of any nature whatsoever imposed by any Governmental Authority or payable pursuant to any tax sharing agreement, including any income, payroll, withholding, excise, gift, alternative minimum, capital gain, added value, social security, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, and franchise tax or charge, together with any related interest, penalties or additions thereon.

           "Tax Items" shall have the meaning set forth in Payment of Short Period Taxes. With respect to each Tax Return covering a Short Tax Period that is required to be filed in a Subject Jurisdiction after the Effective Date for, by or with respect to a Company, the Sellers shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items
 (collectively "Tax Items") required to be included therein, and shall deliver the original of such Tax Return to Purchaser, with copies of work papers that will permit Purchaser to review and substantiate the accuracy of such Tax Return, at least 45 days prior to the due date (including extensions) of such Tax Return. The Sellers, severally, shall pay to Purchaser (for payment to the applicable taxing authority) not less than 2 days prior to the due date (including extensions) of a Tax Return to be filed in a Subject Jurisdiction for a Short Tax Period the amount of tax shown to be due on such Tax Return (except that any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser)..

           "Taxing Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

           "Transaction   Documents"   shall   mean   this   Agreement,   the
 Supplemental Document, and all other documents and instruments executed and delivered pursuant to or in furtherance of this Agreement.

           "Trilogy" shall have the meaning set forth in the Preamble.

           "Welfare Benefit Plan" shall mean an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, including an employee welfare benefit plan which is a "multiemployer welfare plan" as defined in Section 3(37) of ERISA and a "multiple employer welfare arrangement" as defined in
 Section 3(40) of ERISA.

      Accounting Terms. Except as otherwise provided in this Agreement, all accounting terms defined in this Agreement, whether defined in this Article or otherwise, shall be construed in accordance with GAAP on a consolidated basis.

      Articles, Sections,  Exhibits and  Schedules.   Except as  specifically
 stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules of this Agreement.

      Attorneys' Fees. Whenever this Agreement refers to a Person's "attorneys' fees and expenses," such reference also shall include any fees and expenses of accountants, experts, investigators, and other professional advisors whose services such Person's attorney considered advisable in connection with the prosecution or defense of the particular matter.

      Breach. The term "breach" with respect to any contract or instrument means any breach or violation of, or default under, such contract or instrument, any conflict with another contract or instrument or any emergence of a right of another party to such contract or instrument to accelerate, cancel, modify or terminate such contract or instrument, including any such breach, violation, default, conflict, or right that will arise after notice or lapse of time.

      Drafting. Neither this Agreement nor any provision set forth in this Agreement shall be interpreted in favor of or against any Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision set forth in this Agreement shall be used when interpreting this Agreement or its provisions.

      Headings. Article and Section headings are used in this Agreement only as a matter of convenience and shall not have any effect upon the construction or interpretation of this Agreement.

      Include. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

      Or. The term "or" shall not be interpreted as excluding any of the items described.

      Plural and Singular Words. Whenever the plural form of a word is used in this Agreement, that word shall include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word shall include the plural form of that word.

      Predecessors. Any of the Sellers' representations and warranties concerning any Claim against the Company, any liability or obligation of the Company, or any violation of Law by the Company shall include any Claims with respect to each predecessor of the Company, including all direct and indirect predecessors of any such predecessor.

      Pronouns. Whenever a pronoun of a particular gender is used in this Agreement, if appropriate that pronoun also shall refer to the other gender and the neuter. Whenever a neuter pronoun is used in this Agreement, if appropriate that pronoun also shall refer to the masculine and feminine gender.

      Representations and Warranties. The Sellers' representations and warranties under this Agreement shall mean the representations and warranties set forth in Article III and the reaffirmation of the Sellers' representations and warranties in certificates delivered pursuant to Article
 II. Purchaser's representations and warranties under this Agreement shall mean the representations and warranties set forth in Article IV and the reaffirmation of those representations and warranties in the certificates delivered pursuant to Article II.

      Statutes. Any reference to Law or any specific statute shall include any changes to such law or statute after the Signing Date, any successor law or statute, and any regulations and rules promulgated under such law or statute and any successor law or statute, whether promulgated before or after the Signing Date.